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                                                                   EXHIBIT 10.8
                              EMPLOYMENT AGREEMENT

          This Agreement ("Agreement") dated this 31st day of December, 1998 between In Home Health, Inc. ("Employer" or "In Home"), a Minnesota corporation, with principal offices at 601 Carlson Parkway, Minnetonka, Minnesota 55305, and Robert J. Hoffman, Jr. ("Employee"), sets forth the terms and conditions governing the employment relationship between Employee and In Home.

         1. EMPLOYMENT. During the term of this Agreement, as hereinafter defined, Employer hereby employs Employee as Chief Financial Officer. Employee hereby accepts such employment upon the terms and conditions hereinafter set forth and agrees to faithfully and to the best of his ability perform such duties as may be from time to time assigned by Employer, its Board of Directors or its designees, such duties to be rendered at the principal office of Employer or at such other place or places as Employer shall require. Employee also agrees to perform his duties in accordance with policies established by Employer's Board of Directors, which may be changed from time to time.

         2. TERM. Subject to the provisions for termination hereinafter provided, the term of this Agreement shall begin on January 1, 1999 and shall terminate December 31, 2001.

         3. COMPENSATION. For all services rendered by Employee under this Agreement during the term thereof, Employer shall pay Employee the following compensation:

                  (a) SALARY. A base salary of $118,000 per annum payable in accordance with Employer's standard payroll practices from time to time in effect. Such salary shall be reviewed after one year and may be increased at the discretion of Employer.


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                  (b) INCENTIVE BONUS. Employee shall have the opportunity to earn up to a maximum of 35% of the base salary set forth in subparagraph 3(a) above in Employer's bonus plans as adopted from time to time by Employer's Board of Directors.

                  (c) STOCK OPTIONS. Employee shall be entitled to participate in the In Home Health, Inc. Stock Option Plan, or similar plan, in accordance with the policy of the In Home Home Health, Inc. Board of Directors as in effect from time to time. Employee shall be granted a minimum of 5,000 stock options between January 1, 1999 and March 31, 1999.

                  (d) OTHER BENEFITS. Employee shall, when eligible, be entitled to participate in all other fringe benefits accorded headquarters employees by Employer as are in effect from time to time.

                  Effective as of January 1, 1999, the Employee shall be eligible for medical coverage or reimbursed for the cost of medical coverage under COBRA with Employee's previous employer. Effective January 1, 1999, the Employee would be eligible to participate in the Company's 401K and stock purchase plan unless prohibited by law or regulation.


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         4. EXTENT OF SERVICES. Employee shall devote his full time, attention, and energies to the business of Employer, and shall not during the term of this Agreement be engaged in any other significant business activity pursued for gain, profit, or other pecuniary advantage; but this shall not be construed as preventing Employee from investing his assets in the securities of public companies if such holdings do not exceed one percent (1%) of the outstanding shares of any such company. Employee warrants and represents that he has no contracts or obligations to others which would materially inhibit the performance of his services under this Agreement.

         5. DISCLOSURE AND USE OF INFORMATION. Employee recognizes and acknowledges that Employer's and affiliates' present and prospective clients, franchises, contracts, development and marketing plans, acquisitions, operating data, policies, and personnel, as they may exist from time to time, are valuable, special and unique assets of Employer's business. Throughout the term of this Agreement and for a period of six (6) months after its scheduled termination or expiration as set forth in paragraph 2 above, Employee shall not directly or indirectly, or cause others to: (1) make use of or disclose to others any information relating to the business of Employer that has not otherwise been made public, including but not limited to Employer's and affiliates' present or prospective clients, franchises, contracts, development and marketing plans, acquisitions, operating data, and policies; or (2) without Employer's prior written consent, offer employment to or employ on behalf of Employee or any other person, any person who at any time is or has been within the preceding one (1) year an employee of Employer or any parent, subsidiary or affiliate


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of Employer, or induce such person, directly or indirectly, to leave his or her employment. In the event of an actual or threatened breach by Employee of the provisions of this paragraph, Employer shall be entitled to injunctive relief restraining Employee from committing such breach or threatened breach. Nothing herein stated shall be construed as preventing Employer from pursuing any other remedies available to the company for such breach or threatened breach, including the recovery of damages from Employee.

         6. NOTICES. Any notice, request or demand required or permitted to be given under this Agreement shall be in writing, and shall be delivered personally to the recipient or sent by certified or registered mail to his residence in the case of Employee, or to its principal office in the case of the Employer.

         7. ELECTIVE POSITIONS. Nothing contained in this Agreement is intended to nor shall be construed to abrogate, limit or affect the powers, rights and privileges of the Board of Directors or stockholders to remove Employee as Chief Financial Officer, with or without just cause, during the term of this Agreement or to elect someone other than Employee to that position, as provided by law and the By-Laws of Employer; provided, however, that if Employee is so removed without cause, it is expressly understood and agreed, in the event any one or combination of the foregoing occurs, Employee's rights under this Agreement shall in no way be prejudiced and Employee shall, nevertheless, be entitled to receive compensation referred to in paragraph 3 above, except any right to receive new stock option grants, so long as he is ready, willing and able to perform the duties and responsibilities set forth above. Notwithstanding the foregoing, the election or appointment of Employee to a different executive position shall not be considered removal hereunder.


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     Employee upon removal shall be entitled to pursue other employment. As a condition to Employee receiving his compensation from Employer, Employee agrees to furnish Employer annually with full information regarding such other employment and to permit inspection of his records at any such employment and copies of his Federal income tax returns. Employer shall receive credit for unemployment insurance benefits, social security insurance or like amounts actually received by Employee.

         8. WAIVER OF BREACH. The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         9. ASSIGNMENT. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. The obligations of Employee hereunder may not be assigned or delegated.

        10. TERMINATION OF AGREEMENT. This Agreement shall terminate upon the following events and conditions.

                  (a) For just cause, including but not limited to, refusal to carry out duties and instructions relative to the position, dishonesty, violation of this Agreement, and any willful acts or omissions inimical to or contrary to policies of Employer not arbitrarily applied in the case of Employee. In the event of termination by Employer for just cause, vested but unexercised options granted during the term of this Agreement shall be forfeited as a result thereof, as of the date of notice. Employee shall be entitled to fourteen (14) days advance written notice of any such termination, except where the basis for the termination constitutes conduct on the part of Employee involving dishonesty or bad faith, and in such latter cases, the termination shall be effective upon the sending of notice.


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                  (b) In the event that Employee is unable to perform the
         services called for hereunder by reason of incapacity or disablement for more than six (6) months (whether or not consecutive) in any period of twenty-four (24) consecutive months, Employer shall have the right to terminate this Agreement by written notice to Employee. In the event of such termination, all non-vested obligations of Employer to Employee pursuant to this Agreement shall terminate.

                  (c) In the event of Employee's death during the term of this Agreement, the Agreement shall terminate as of the date thereof.

                  (d) Without cause. The Company may terminate the employee for any reason, at any time, upon written notice of such intention to terminate. In the event of termination without cause, the Employee shall be entitled to the payments described in subparagraph 10(a). In addition, the Employee will be entitled to severance of twelve months base salary and the ratable portion of bonus computed on the Employee's maximum annual bonus potential and reasonable moving expenses to transport Employee's personal effects from Minnesota to Maryland. The cost of such moving expenses shall be limited to $8,000. Also, in the event the Employee entered into a binding purchase contract or purchased a residence in Minnesota prior to written notification of termination or the expiration of this agreement, the Company will reimburse the Employee an amount equal to 7% of the appraised value of such residence.


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                  (e) Corporate relocation. In the event the Employee is
         offered the option to continue employment with In Home contingent upon relocation from Minnesota, the Employee may opt to terminate employment and receive severance of six months base salary plus the ratable portion of bonus computed on the Employee's maximum bonus potential and reasonable moving expenses to transport Employee's personal effects from Minnesota to Maryland not to exceed $8,000.

         11. CHANGE OF CONTROL. In the event of a change of control of In Home, all options granted to the Employee would vest immediately and be payable in cash at the time of any change of control of In Home. Should the change of control result in termination of the Employee, all other provisions of subparagraph 10(d) would be applicable.

         12. RELOCATION EXPENSES. Employee shall be reimbursed for relocation expenses including moving expenses from Maryland to Minnesota, seller's closing costs on existing residence located in Maryland, and buyer's closing costs on new residence in Minnesota. Such costs will be limited to $17,700 (15% of Employee's base salary).

         13. SEVERABILITY. If for any reason, any provision of this Agreement is held invalid, such invalidity shall not effect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.

         14. HEADINGS. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

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         15. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties. It may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. This Agreement shall be governed by the laws of the State of Minnesota and any litigation shall be conducted in the State of Minnesota.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

Employer:

IN HOME HEALTH, INC.

      By:______________________________
              Wolfgang von Maack
            Chairman of the Board

Witness:                            Employee:

---------------------------   --------------------------------
                                    Robert J. Hoffman Jr.





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